Exhibit 10(i)








                              Franchise Agreement




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                    KIDDIE ACADEMY FRANCHISING SYSTEMS, INC.

                              FRANCHISE AGREEMENT



                                    between

                    Kiddie Academy Franchising Systems, Inc.
                            (a Maryland corporation)

                                   Franchisor

                                      and

                               ------------------


                               ------------------


                               ------------------

                                   Franchisee

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                    KIDDIE ACADEMY FRANCHISING SYSTEMS, INC.

                              FRANCHISE AGREEMENT



                               TABLE OF CONTENTS


Subject                                                                    Page

1.       GRANT                                                                2
2.       TERM                                                                 3
3.       RENEWAL                                                              4
4.       LOCATION OF KIDDIE ACADEMY FRANCHISE                                 5
5.       DUTIES OF FRANCHISOR                                                 8
6.       DUTIES OF FRANCHISEE                                                 9
7.       FEES                                                                15
8.       TRAINING                                                            16
9.       MARKS                                                               19
10.      KIDDIE ACADEMY MANUALS                                              20
11.      CONFIDENTIAL INFORMATION                                            21
12.      REPORTING AND RECORDS                                               22
13.      ADVERTISING                                                         24
14.      INSURANCE                                                           26
15.      TRANSFER OF INTEREST                                                29
16.      DEFAULT AND TERMINATION                                             34
17.      OBLIGATIONS UPON TERMINATION OR EXPIRATION                          40
18.      COVENANTS                                                           43
19.      TAXES, PERMITS, AND INDEBTEDNESS                                    46
20.      INDEPENDENT CONTRACTOR                                              47
21.      APPROVAL                                                            48
22.      NONWAIVER                                                           48
23.      NOTICES                                                             48
24.      ENTIRE AGREEMENT                                                    49
25.      SEVERABILITY AND CONSTRUCTION                                       49
26.      APPLICABLE LAW                                                      50
27.      ARBITRATION                                                         51
28.      ACKNOWLEDGMENTS                                                     52


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                    KIDDIE ACADEMY FRANCHISING SYSTEMS, INC.

                               FRANCHISE AGREEMENT

        THIS AGREEMENT is made and entered into between Kiddie Academy Franchising Systems, Inc. a Maryland corporation with offices in Bel Air, Maryland (the "Franchisor"), and
           (the "Franchisee").

        WHEREAS, Franchisor has expended time, skill, effort, and money, and has developed and owns a specialized system (the "Kiddie Academy System") for the establishment and operation of centers offering activities devoted to the development of academic and social skills, as well as child care services, for children from six (6) weeks to twelve (12) years of age;

        WHEREAS, the distinguishing characteristics of the Kiddie Academy System include, without limitation, distinctive interior and exterior design, decor, layout and color scheme; exclusively designed signage, decorations, equipment, furnishings and materials; specialized educational equipment and materials; the Kiddie Academy Manuals; uniform operating methods, procedures and techniques; other confidential operating procedures, methods and techniques for inventory and cost controls, record keeping and reporting, personnel/management, purchasing, sales promotion, marketing and advertising materials (all of which may be changed, improved and further developed by Franchisor from time to time);

        WHEREAS, Franchisor identifies the Kiddie Academy System by means of certain trade names, service marks, trademarks, logos, emblems, and indicia of origin, including but not limited to the mark KIDDIE ACADEMY, and such other trade names, service marks, and trademarks as are now designated (and may be designated by Franchisor in writing in the future) for use in connection with the Kiddie Academy System (the "Marks");

        WHEREAS, Franchisor continues to develop, use, and control the use of the Marks in order to identify for the public the source of services marketed under the Marks and under the Kiddie Academy System, and to represent the Kiddie Academy System's high standards of quality, appearance, and service;

        WHEREAS, Franchisor grants to qualified persons franchises to own and operate Kiddie Academy Centers which provide learning, recreational and child care services and activities authorized and approved by Franchisor and utilizing the Kiddie Academy System and the Marks;

        WHEREAS, Franchisee desires to enter into the business of operating a franchise


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under Franchisor's Kiddie Academy System and to obtain a franchise from
Franchisor for that purpose, as well as to receive the training and other assistance provided by Franchisor in connection with the Kiddie Academy System;

        WHEREAS, Franchisee understands and acknowledges the importance of Franchisor's high standards of quality, cleanliness, appearance, and commitment to the social and academic welfare of children and the necessity of operating the franchised business in conformity with Franchisor's standards and specifications;

        WHEREAS, Franchisee represents that it or its director will be qualified to provide child care services in a child care center in the state where the Kiddie Academy Center operated by Franchisee is to be located, or is permitted by law to operate a franchise of this nature;

        WHEREAS, Franchisor expressly disclaims the making of, and Franchisee acknowledges that it has not received or relied upon, any warranty or guarantee, express or implied, as to the revenues, profits or success of the business venture contemplated by this Agreement; and

        WHEREAS, Franchisee acknowledges that it has read this Agreement and Franchisor's Uniform Franchise Offering Circular and has no knowledge of any representation by Franchisor or its officers, directors, shareholders, employees or agents that is contrary to the statements made in Franchisor's Uniform Franchise Offering Circular or to the terms of that Offering Circular.

        NOW, THEREFORE, the parties in consideration of the undertakings and commitments of each party to the other party set forth in this Agreement, agree as follows:


1.      GRANT                                                 3 Sections Follow

                           Franchised Business                              1.1

        Franchisor grants to Franchisee, upon the terms and conditions contained in this Agreement, the right, license, and privilege, and Franchisee undertakes the obligation, to operate a Kiddie Academy Center (the "Kiddie Academy Center" or "Franchised Business") and to use solely in connection with the Franchised Business the Marks, and the Kiddie Academy System, as they may be changed, improved, and further developed from time to time, only within the geographic territory designated below.

                           Territorial Exclusivity                          1.2




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        Franchisee is granted the right to operate the Franchised Business only at the specific location described on Exhibit A to this Agreement. Franchisor, during the term of this Agreement and any renewal term, will not establish, or license another to establish, more than one (1) Kiddie Academy Center using the Kiddie Academy System within Franchisee's "Exclusive Territory". Franchisee's "Exclusive Territory" is hereby defined as a circle having a three (3) mile diameter, with the location of Franchisee's Kiddie Academy Center as its center point.

                           Rights Retained                                  1.3

        Franchisee expressly acknowledges and agrees that except as provided in
Section 1.2 of this Agreement, the rights granted Franchisee by this Agreement are non-exclusive. Franchisor will retain the right, among others, to use, and to license others to use, the Kiddie Academy System and the Marks at any location, subject only to Section 1.2 above. Franchisor reserves all rights to develop, use, and license the use of proprietary marks other than the Marks in connection with the operation of a program or system which offers services which are the same as or similar to those offered under the Kiddie Academy System, on any terms and conditions as Franchisor deems advisable and without granting Franchisee any rights in those proprietary marks.


2.      TERM                                                  2 Sections Follow

                           Ten (10) Year Agreement                          2.1

        Except as otherwise provided in this Agreement, this Agreement will be for a term of ten (10) years. This Agreement will become effective, and its term will commence, on that date (the "Commencement Date") on which the building permit for Franchisee's Kiddie Academy Center is issued or when the final remaining contingency in Franchisee's lease or purchase contract is satisfied, whichever last occurs, and Franchisee pays to Franchisor the initial Franchise Fee (as defined in Section 7 below). The term of this Agreement will expire ten
(10) years after the Commencement Date. Franchisee and Franchisor will confirm in writing the Commencement Date of this Agreement. Until the term of this Agreement commences, the Preliminary Agreement previously entered into between Franchisee and Franchisor, if any, will remain in full force and effect. Notwithstanding the foregoing, in the event that no Preliminary Agreement was entered into between the parties prior to their execution of this Agreement, then the term of this Agreement will commence immediately upon its execution by Franchisee and Franchisor, and Franchisee's payment to Franchisor of the initial Franchise Fee.

                           Extension to Conform to Lease                    2.2




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        In the event Franchisee enters into a lease of the Kiddie Academy Center and such lease is of a term which commences after the date of this Agreement so that its initial ten (10) year term will expire after the expiration date of this Agreement, then the term of this Agreement will be automatically extended through the termination date of the lease, it being the intention of Franchisor and Franchisee that this Agreement and the lease terminate simultaneously; provided, however, that in no event shall this Agreement be extended pursuant to this Section 2.2 for more than one (1) year beyond the initial ten (10) year term of this Agreement.


3.      RENEWAL                                              6 Sections Follow

        Franchisee may, at its option, renew this Agreement to operate the Kiddie Academy Center for successive terms of five (5) years each, subject to the following conditions which must be met prior to renewal:

                           Notice                                           3.1

        Franchisee will give Franchisor written notice of Franchisee's election to renew not less than six (6) months nor more than twelve (12) months prior to the end of the initial term, which will be sent by certified mail.

                           Refurbishment                                    3.2

        Franchisee, at Franchisee's expense, will replace or refurbish the Kiddie Academy Center, as reasonable and necessary, to conform the Kiddie Academy Center to Franchisor's then-current standards and specifications, including without limitation interior and exterior design specifications regarding size, color, trade dress, presentation of the Marks, accessories and installed equipment.

                           Compliance                                       3.3

        Franchisee will not be in default of any provision of this Agreement, any amendment to or successor of this Agreement, or any other agreement between Franchisee and Franchisor or its subsidiaries and affiliates; and Franchisee will have substantially complied with all the provisions and conditions of those agreements during the terms of those agreements. Franchisee will have satisfied all monetary obligations owed by Franchisee to Franchisor or its subsidiaries or affiliates and will have timely met those obligations throughout the term of this Agreement. Franchisee will comply with Franchisor's then-current qualification and training requirements.

                           New Franchise Agreement                          3.4



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        Franchisee (and the shareholders of Franchisee if Franchisee is a corporation, or the general partners of Franchisee if Franchisee is a partnership, or the members of Franchisee if Franchisee is a limited liability company) will execute Franchisor's then-current form of renewal franchise agreement, which agreement will supersede this Agreement in all respects, and the terms of which may differ from the terms of this Agreement, including without limitation a higher percentage royalty fee; provided, however, that the percentage royalty fee payable during a renewal term will never be increased to a percentage which is greater than that which is then required to be paid system-wide by Franchisor's new franchisees. The location for Franchisee's Kiddie Academy Center, as designated in this Agreement, however, will remain the same.

                           Renewal Fee                                    3.5

        Franchisee will pay to Franchisor a renewal fee of Seven Thousand Five Hundred Dollars ($7,500.00), which fee will compensate Franchisor for its administrative expenses related to considering and granting renewal.

                           Release                                        3.6

        Franchisee will have executed a mutual general release, in a form satisfactory to Franchisor, of any and all claims against Franchisor and its affiliates and their respective officers, directors, shareholders, and employees, in their corporate and individual capacities, including without limitation claims arising under federal, state, and local laws, rules, and ordinances.


4.      LOCATION OF KIDDIE ACADEMY FRANCHISE                   5 Sections Follow

                           Lease of Kiddie Academy Center                 4.1

        The form of any lease of the Kiddie Academy Center, and any renewal of a lease, must be approved in writing by Franchisor before the execution of that lease or renewal. After the lease or lease renewal is executed, it cannot be modified, amended or assigned without Franchisor's prior written consent. Franchisor's approval of the lease or renewal may be conditioned upon the prior execution of the agreements described below in this Section 4 and the inclusion in the lease or renewal of those provisions as Franchisor may reasonably require, including, without limitation, the following:

                                                                          4.1(a)

        A provision which requires the lessor concurrently to provide Franchisor with a copy of any written notice of deficiency under the lease sent to Franchisee and which


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grants to Franchisor, in its sole discretion and sole option, the right (but no obligation) to cure any deficiency under the lease, should Franchisee fail to do so within fifteen (15) days after the expiration of the period in which Franchisee may cure the default.

                                                                          4.1(b)

        A provision which evidences the right of Franchisee to display the Marks in accordance with the specifications required by the Kiddie Academy Manuals, subject only to the provisions of applicable law, and which grants to Franchisor the right to enter the premises to inspect and make any necessary modifications necessary to protect the Marks.

                                                                          4.1(c)

        A provision that the center location will be used only for the operation of a Kiddie Academy Center.

                                                                          4.1(d)

        A provision which expressly states that any default under the lease will constitute a default under this Agreement, and any default under this Agreement will constitute a default under the lease.

                                                                          4.1(e)

        A lease term which is coterminous with the current term of this Agreement.

                                                                          4.1(f)

        A provision which states that Franchisee may not sublease or assign the premises except as a condition of the sale of the Kiddie Academy Center, which must be approved by Franchisor.

                                                                          4.1(g)

        A provision that the lessor will grant Franchisor an option to purchase the site on which the Kiddie Academy Center is located, which right will be assigned to Franchisee in the event that Franchisor fails to exercise that right.

                                                                          4.1(h)

        A provision that the lessor will grant Franchisor a right of first refusal to purchase the site on which the Kiddie Academy Center is located in the event that lessor desires


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to sell, transfer or convey the site, which right will be assigned to Franchisee if Franchisor fails to exercise such right.



                           Collateral Assignment of Lease                 4.2

        In addition, prior to entering into a lease of the Kiddie Academy Center, Franchisee will execute Franchisor's then-current form of Collateral Assignment of Lease Agreement (the "Collateral Assignment"). Franchisee will provide the prospective lessor with the Collateral Assignment at the commencement of Franchisee's discussions with the potential lessor. If Franchisee proposes to lease the Kiddie Academy Center from any owner, partner, director, officer or other principal of Franchisee or any person related to or affiliated with Franchisee or any of Franchisee's owners, partners, directors, officers or other principals (an "Affiliate"), Franchisor may also require the Affiliate to sign this Agreement and/or separate agreements for the purpose of binding the Affiliate to the applicable provisions of this Agreement, as determined by Franchisor.

                           Site and Relocation of Kiddie Academy Center   4.3

        Franchisee will operate the Kiddie Academy Center only at the location noted in Exhibit A. If the lease for the site of the Kiddie Academy Center expires or terminates through no fault of Franchisee, or if the site is destroyed, condemned or otherwise rendered unusable, or if in the judgment of Franchisor there is a change in character of the location of the Kiddie Academy Center sufficiently detrimental to its business potential to warrant its relocation, Franchisor will grant permission for relocation of the Kiddie Academy Center within the Territory to a new location approved by Franchisor. The relocation will be at Franchisee's sole expense, but Franchisor will not charge Franchisee for any assistance provided by Franchisor to Franchisee in connection with the relocation of the Kiddie Academy Center.

                           Signs                                          4.4

        Franchisor will provide Franchisee with specifications for signs and any related accessories which will be required for the Kiddie Academy Center. Franchisee may purchase original and replacement signs and materials and services meeting those specifications from any source. If Franchisee elects to purchase any sign or related material which has not been approved by Franchisor, Franchisee will notify Franchisor of its election to purchase. Franchisor may require that the specifications, photographs, drawings and/or other information and samples be submitted in order to determine whether such signs or related material meet its specifications. Franchisor will notify Franchisee within a reasonable time whether the sign or related material meets its specifications.


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                           Site Approval                                  4.5

        If Franchisee is forced to find a new location for the Franchised Business as contemplated by Section 4.3, Franchisee will use its best efforts to select and purchase or lease an acceptable site for the location of its Kiddie Academy Center. Prior to the execution of any lease or purchase of any site for the premises of the Kiddie Academy Center, Franchisee will submit to Franchisor a written proposal consisting of a description of the proposed site, a demographic study prepared in accordance with Franchisor's specifications, and a letter of intent or other evidence satisfactory to Franchisor confirming Franchisee's intent to obtain the proposed site. Franchisor will provide Franchisee written notice of approval or disapproval of the proposed site within thirty (30) days after receiving Franchisee's complete written proposal. Franchisee must first receive Franchisor's written approval of the proposed site before Franchisee may enter into a lease or purchase agreement, and the lease must be approved by Franchisor in accordance with the terms of Section 4.1 above.


5.      DUTIES OF FRANCHISOR                                 9 Sections Follow

        All duties of Franchisor under this Agreement are to Franchisee, and no other party is entitled to rely on, enforce or obtain relief for breach of such obligation, either directly or by subrogation. Franchisor will undertake the following duties:

                           Training                                       5.1

        Franchisor will provide an initial training program for Franchisee as set forth in Section 8 below. The purpose of the initial training program is to develop a basic working knowledge of the trade secret skills and techniques necessary to operate the Franchised Business. Franchisor may also, at its option, provide a refresher training program as set forth in Section 8.3 below.

                           Grand Opening Assistance                       5.2

                Franchisor will provide between three (3) and five (5) days of on-site assistance to Franchisee in preparation for the opening of the Kiddie Academy Center.

                           Operational Assistance                         5.3

        Franchisor will further provide, as Franchisor deems necessary, up to three (3) days of on-site supervision and assistance in the six (6) months after opening, by a representative(s) of Franchisor, subject (as to timing) to the availability of personnel. Also, Franchisor will provide, from time to time as it deems appropriate, advisory assistance and materials from its corporate offices concerning operation, promotion


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and management of the Franchised Business.

                           Advertising                                    5.4

        Franchisor will make available to Franchisee, from time to time, advertising and promotional plans, materials and methods for local advertising and promotions as described in Section 13 of this Agreement.

                           Kiddie Academy Manuals                         5.5

        Franchisor will provide Franchisee, on loan, one (1) copy each of the Kiddie Academy Accounting Manual, the Kiddie Academy Administrative Manual, the Kiddie Academy Curriculum Manual I, the Kiddie Academy Curriculum Manual II, the Kiddie Academy Teacher's Resource Manual and the Kiddie Academy Marketing Film (the "Kiddie Academy Manuals"), as more fully described in Section 10 of this Agreement.

                           Plans and Specifications                       5.6

        Franchisor will make available, at no charge to Franchisee, standard plans and specifications for the Kiddie Academy Center, including general specifications for interior and exterior design, appearance, equipment, furnishings, and signs, as more fully described in Section 6 of this Agreement.

                           Inspections                                    5.7

        Franchisor will strive to maintain the high standards of quality, appearance, and service of the Kiddie Academy System, and to that end it will conduct, as it deems advisable, inspections of the Franchised Business and evaluations of the teaching staff and personnel and the services rendered by those persons and Franchisee.

                           Supplies and Equipment                         5.8

        Franchisor will provide, at no expense to Franchisee, a Kiddie Academy Supply and Equipment Booklet, to be updated from time to time, which lists and describes all supplies and equipment approved by Franchisor and needed by Franchisee to open and operate Franchisee's Kiddie Academy Center.

                           Business Management System                     5.9

        Franchisor will provide Franchisee with a business administrative support system to be used in the operation of the Kiddie Academy Center, as an integral part of the Kiddie Academy System (the "Business Management System"), as more fully set forth in Section 12.


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6.      DUTIES OF FRANCHISEE                                  16 Sections Follow

        Franchisee understands and acknowledges that every detail of the Franchised Business is important to Franchisee, Franchisor, and other franchisees in order to maintain high and uniform operating standards, to increase the demand for the services offered by all franchisees, and to protect Franchisor's reputation and goodwill. Toward that end, Franchisee acknowledges and accepts the following duties:

                           Training                                       6.1

        Franchisee will attend and successfully complete all of Franchisor's required training programs as set forth in Section 8 below.

                           Service and Program Quality                    6.2

        Franchisee will offer only such services and programs as meet Franchisor's uniform standards of quality and as have been expressly approved in writing by Franchisor, through its Manuals or otherwise. Franchisee will provide services only in accordance with Franchisor's methods and techniques. Franchisee will not deviate from Franchisor's standards and specifications for the provision of services or the type or quality of programs, without Franchisor's prior written consent. Franchisee will discontinue offering such services or programs, or the use of teaching methods and/or child care techniques, as Franchisor may, in its discretion, disapprove in writing at any time.

                           Price of Kiddie Academy Services               6.3

        Franchisee will have the right to offer and sell its services at any price Franchisee may determine and will in no way be bound by any price which may be recommended or suggested by Franchisor. Franchisor, however, has published in its Kiddie Academy Manuals recommended weekly child care service prices, which may be changed from time to time.

                           Telephone and Facsimile                        6.4

        Franchisee will secure and at all times maintain two (2) separate business telephone lines for telephone and facsimile use. Franchisee will provide telephone answering coverage by an employee from 6:30 a.m. through 6:00 p.m., Monday through Friday, the minimum operational hours of the Kiddie Academy Center. Franchisee will be solely responsible for the payment of all bills which result from the use of the telephone lines at the Kiddie Academy Center.


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                           Construction                                   6.5

        With the assistance of Franchisor, Franchisee will commence any required construction promptly upon execution of a lease or contract of sale for the location of the Kiddie Academy Center. Franchisee or Franchisee's landlord will maintain continuous construction of the Kiddie Academy Center until it is ready to open. Franchisee will complete construction in accordance with the plans and specifications provided by Franchisor and in accordance with the Kiddie Academy Manuals. Franchisee acknowledges that the plans and specifications are in standard form, and Franchisee or Franchisee's landlord will hire an architect and/or engineer to adapt and modify the plans as necessary in order to satisfy relevant building codes and the specific requirements of Franchisee's location.

                           Commencement of Operations                     6.6

        Franchisee will commence operation of the Kiddie Academy Center after the construction completion provided in Section 6.6. If for any reason Franchisee anticipates that it will be unable to commence as called for by this Franchise Agreement, Franchisee will provide Franchisor with written notice of that fact at least ten (10) business days prior to the expiration of the designated time period. In any event, however, Franchisee must commence operations of the Kiddie Academy Center within ten (10) business days after the issuance of all governmental approvals required in order to operate the Kiddie Academy Center.

                                                                          6.6(a)

        If Franchisee is leasing a facility which will be converted into a Kiddie Academy Center, Franchisee will use its best efforts to open the Kiddie Academy Center within four (4) months after the execution of this Agreement, subject to all governmental approvals.


                                                                          6.6(b)

        If Franchisee is constructing a new Kiddie Academy Center facility, Franchisee will use its best efforts to open the Kiddie Academy Center within nine (9) months after the execution of this Agreement, subject to all governmental approvals.

                                                                          6.6(c)

        If Franchisee is entering into a contract for the purchase or lease of an existing Kiddie Academy Center, Franchisee will use its best efforts to open the Kiddie Academy Center within thirty (30) days after execution of this Agreement, subject to


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all governmental approvals.

                           Licenses, Hiring, Classroom Completion         6.7

        Prior to the opening of the Kiddie Academy Center, Franchisee will with the assistance of Franchisor have obtained all necessary licenses, permits and approvals, including without limitation child care facility licenses and approvals required by the state in which the Kiddie Academy Center is located and have hired and trained personnel, made necessary leasehold improvements, and purchased and installed necessary classroom and office equipment as required by Franchisor and as outlined in the Kiddie Academy Manuals. If for any reason Franchisee fails to satisfy these conditions, or any others required in this Agreement, prior to opening the Kiddie Academy Center, unless precluded from doing so by war, civil disturbance, natural disaster or labor dispute, that failure will be considered a default and Franchisor may terminate this Agreement.

                           Compliance with Laws                           6.8

        Prior to occupancy of the Kiddie Academy Center and during the term of this Agreement and any renewal, Franchisee will, at its own expense, but with Franchisor's assistance, comply with all applicable laws, ordinances, and regulations of municipal, county, state, or federal authorities, including without limitation compliance with all building codes applicable to the Kiddie Academy Center.

                           Hours of Operation                             6.9

        Franchisee will operate the Kiddie Academy Center during the operational hours of 6:30 a.m. through 6:00 p.m. (at a minimum), Monday through Friday, in conformity with the methods, standards, and specifications as Franchisor may from time to time prescribe in the Kiddie Academy Manuals or otherwise in writing, to insure that the highest degree of quality and service is uniformly maintained.

                  Conformance to Kiddie Academy Standards and             6.10
              Notification to Franchisor of Supplies and Equipment
               to be Stocked or Used in the Kiddie Academy Center

        Franchisee agrees to purchase for use in its Kiddie Academy Center only those new supplies and new items of equipment specified by Franchisor and described in the Kiddie Academy Center Administrative Manual Supplement/Equipment and Operating Supplies (the "Equipment Supplement"), previously provided to Franchisee. Such supplies and equipment will have never been used for any prior purpose whatsoever and must arrive at Franchisee's Kiddie Academy Center in the manufacturer's original box or carton to be opened and unpacked by the Franchisee or the supervisory


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personnel of the Kiddie Academy Center. Prior to ordering any item for use in its Kiddie Academy Center Franchisee will, by facsimile transmission on Franchisor's form supplied to Franchisee, notify Franchisor of each and every item of supply or equipment Franchisor intends to order for its Kiddie Academy Center for the purpose of informing Franchisor of the exact items which will enter the Kiddie Academy Center and to allow Franchisor opportunity to monitor same for safety or other consideration. Within forty-eight (48) hours Franchisor will approve by facsimile the items of supply and equipment Franchisee intends to purchase with the exception of those items listed which are not found in the Kiddie Academy Center Supply and Equipment Booklet or those items not acceptable in a Kiddie Academy Center for reasons of manufacturer's recall, prior use, inappropriateness for children, toxicity, flammability or other reason causing reasonable concern to Franchisor.

                         Approved Supplies and Equipment
                Submission of Unapproved Supplies and Equipment           6.11

        Franchisee may purchase from any supplier the supply and equipment items described in Section 6.11 provided, however, that Franchisee adheres to notification provisions set forth in Section 6.11 and provided also, that the goods are those that are specified in the Equipment Supplement. If Franchisee desires to purchase an unapproved item Franchisee will submit to Franchisor a written request for Franchisor's approval of such item. Franchisor will have the right to have its representatives inspect the item. Franchisor reserves the right, at its option, to reinspect the equipment item or the product item and to revoke its approval upon any failure to continue to meet any of Franchisor's then-current criteria. Franchisor will approve or reject the submitted item in writing, within thirty (30) days based upon its standards of safety, suitability for children, and educational or recreational value to the operation of a Kiddie Academy Center.

                           Pledge of Fair Dealing                         6.12

        In all dealings with customers, suppliers and Franchisor, Franchisee will adhere to the highest standards of honesty, integrity, fair dealing and ethical conduct.

                           Kiddie Academy Center Maintenance and Repair   6.13

        Franchisee will purchase and install in or on the premises of the Kiddie Academy Center, at Franchisee's expense, all furnishings, fixtures, signs and equipment as Franchisor may reasonably direct from time to time in the Kiddie Academy Manuals or otherwise in writing. Franchisee will not install or permit to be installed in or on the premises of the Kiddie Academy Center, without Franchisor's prior written consent, any furnishings, signs, equipment or other improvements not previously approved as meeting Franchisor's standards and specifications.


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                                                                         6.13(a)

        Franchisee will maintain the Kiddie Academy Center in the highest degree of repair and condition. In connection with the maintenance of the Kiddie Academy Center, Franchisee will make such additions, alterations, repairs, and replacements (but no others without Franchisor's prior written consent) as may be required for that purpose, including without limitation such periodic repainting, repairing, and replacing of obsolete signs, fixtures, equipment and furnishings as Franchisor may reasonably direct.


                                                                         6.13(b)

        In the event of Franchisee's delay, refusal, or failure upon request to make said repairs or modifications, Franchisor or its agents may enter the Kiddie Academy Center without further notice and without liability for trespass or other tort; and Franchisor at its option may remove, repair and/or replace, at Franchisee's expense, any items which do not conform with Franchisor's then-current standards and specifications.

                           Inspections                                      6.14

        Franchisee will grant Franchisor and its agents the right to enter the Kiddie Academy Center, including without limitation a right to pre-occupancy inspections conducted by Franchisor, and to view the operations of the Franchised Business prior to occupancy and during hours of operation in order to inspect, photograph, or videotape on-going new construction or leasehold improvements, equipment, and operations and the performance of any services by Franchisee to insure compliance with all requirements of this Agreement. Franchisee will cooperate with Franchisor's representatives in those inspections by rendering whatever assistance as they may reasonably request, including assistance necessary to enable Franchisor to contact and interview any contractor, Franchisee's clients and their children. Upon reasonable notice from Franchisor, and without limiting Franchisor's other rights under this Agreement, Franchisee will take such steps as may be necessary to correct immediately the deficiencies detected during any such inspection, including without limitation immediately correcting any problems with construction or leasehold improvements, and immediately desisting from the further use of any equipment, advertising materials, products, child care methods or supplies that do not conform with Franchisor's then-current plans and specifications, standards, or requirements.

                           Evaluation                                     6.15

        Franchisee will furnish to its clients evaluation forms pre-addressed to Franchisor in a form as prescribed by Franchisor from time to time in the Kiddie Academy Manuals or otherwise in writing.



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                           Harmful Business Practices Prohibited          6.16

        Franchisee will not engage in any trade practice or other activity which is harmful to the goodwill or reflects unfavorably on the reputation of Franchisee or Franchisor, the Franchised Business, or the services and/or products sold at the Kiddie Academy Center, or constitutes deceptive or unfair competition or otherwise is in violation of any applicable laws.


7.      FEES                                                   5 Sections Follow

                           Initial Franchise Fee                          7.1

        Franchisee will pay to Franchisor an initial franchise fee of Thirty Thousand Dollars ($30,000) (the "Franchise Fee"). The Franchise Fee is payable in full when the term of this Agreement commences. The term of this Agreement will commence upon the issuance of a building permit for Franchisee's Kiddie Academy Center or when the final contingency in Franchisee's lease or purchase contract is satisfied, whichever last occurs. (Franchise Agreement -- Section 2.1.) When the term of this Agreement commences, any Preliminary Agreement Fee and Site Approval Fee previously paid by Franchisee to Franchisor under the Preliminary Agreement for the business location designated by this Agreement will be credited, in full, against the Franchise Fee payable under this Agreement, and the remaining unpaid balance of the Franchise Fee will be immediately due and payable.

                                                                          7.1(b)

        The Franchise Fee, when paid as above, will be deemed fully earned and non-refundable upon receipt by Franchisor in consideration of administrative and other expenses incurred by Franchisor in granting this franchise, including the salaried services of its personnel, and for Franchisor's lost or deferred opportunity to franchise to others.

                                                                          7.1(c)

        In the event that a Preliminary Agreement was not executed between the parties prior to Franchisee and Franchisor entering into this Agreement, then Franchisee will pay to Franchisor the entire Franchise Fee of Thirty Thousand Dollars ($30,000), simultaneously with Franchisee's execution of this Agreement.

                           Royalties                                      7.2

        During the initial term of this Agreement, Franchisee will pay to Franchisor each


                                     Page 15

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week a royalty fee equal to seven percent (7%) of gross revenues, as defined below, generated by the Franchised Business during the preceding week.

                           Definition of Gross Revenues                   7.3

        As used in this Agreement, "gross revenues" will mean all revenues generated from the sale of all products and performance of any learning, recreational and child care services and any other activities in connection with the Franchised Business at or through the Kiddie Academy Center, whether for cash or credit and regardless of collection in the case of credit, and income of every kind and nature related to the Franchised Business; provided, however, that "gross revenues" will not include any revenue taxes or other taxes collected from customers by Franchisee for transmittal to the appropriate taxing authority.

                           Business Administrative Support Service Fee    7.4

        Franchisee will pay to Franchisor a weekly Business Administrative Support Service Fee (the "Administration Fee") for the Business Management System, as described in Section 12, and the Business System Reports, as defined in Section 12.3. The Administration Fee will increase each year during the term of this Agreement and any renewal of this Agreement. From 1995 to 2004 the Administration Fee is as follows:

              YEAR            FEE/WEEK

              1995             $50.00
              1996             $52.00
              1997             $54.10
              1998             $56.25
              1999             $58.50
              2000             $60.85
              2001             $63.30
              2002             $65.80
              2003             $68.45
              2004             $71.20

        Submitting Payments; Interest On Late Payments; Late Charge       7.5

        All weekly payments required by this Section 7 will be sent by automatic electronic bank transfer on Monday of each week to Franchisor's account at the bank designated by Franchisor. If any payment is not transferred as anticipated by this Section 7.5, Franchisee will pay Franchisor, in addition to the overdue amount, interest on that amount from the date it was due until paid at the rate of one and one-half percent (1.5%) per month, or the maximum rate permitted by law, whichever is less.


                                     Page 16

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In addition, any such amount which is not transferred as anticipated by this
Section 7.5 shall bear a late charge equal to ten percent (10%) of the late payment to cover Franchisor's costs arising out of the late payment. Entitlement to such interest and late charge will be in addition to any other remedies Franchisor may have. To insure the orderly electronic transfer of the royalties and all other fees, as outlined in this Section 7, Franchisee will enter into and maintain an agreement with the financial institution which will be responsible for the transfer and payment of the fees owed by Franchisee to Franchisor, and a copy of that agreement will be submitted to Franchisor.


8.      TRAINING                                      5 Sections Follow

                           Owner's Training                               8.1

        Franchisor will provide an initial training program (the "Owner's Training Program") for Franchisee (or, if Franchisee is a corporation or partnership, a principal of Franchisee) and will make available other training programs as it deems appropriate. The Owner's Training Program will comprise approximately ten (10) business days of instruction in all aspects of management techniques and operation of the Franchised Business. The Owner's Training Program will include on-site training in the company-owned Kiddie Academy Centers located in Bel Air or Forest Hill, Maryland. Prior to Franchisee's commencement of the Franchised Business, Franchisee agrees to complete to Franchisor's satisfaction the initial training program. Franchisee acknowledges and agrees that the purpose of the initial training program is to develop a basic working knowledge of the classroom training and child care skills and techniques necessary to operate the Franchised Business, including without limitation:

                                                                          8.1(a)

        An understanding of Kiddie Academy Center conceptual plans outlined in the Kiddie Academy Manuals.

                                                                          8.1(b)

        General knowledge of promotion, advertising and marketing techniques.

                                                                          8.1(c)

        General recognition and understanding of the statutory regulations governing day-care operations.



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                                                                          8.1(d)

        The ability to assess the needs of potential clientele.

                                                                          8.1(e)

        General office and professional practice operations and procedures and the use of the Accounting System.

                                                                          8.1(f)

        Implementation of the Kiddie Academy Center learning and educational equipment and materials.

                           Director's Training                            8.2

        Franchisor will provide an initial training program (the "Director's Training Program") for the initial Center Director retained by Franchisee and will make available other training programs for Franchisee's personnel as it deems appropriate. The Director's Training Program will comprise approximately five (5) business days of instruction in the day-to-day management and operation of a Kiddie Academy Centers and will include on-site training in the company-owned Kiddie Academy Center located in Bel Air or Forest Hill, Maryland. Prior to Franchisee's commencement of the Franchised Business, Franchisee's Center director must complete to Franchisor's satisfaction the Director's Training Program. Any new Center director retained by Franchisee may, at Franchisee's option, attend the Director's Training Program. Franchisor reserves the right to charge a fee for training subsequent directors if more than one Center Director per year is enrolled.

                           Refresher Training and Completion              8.3

                Franchisor may also provide refresher training programs for Franchisee, as Franchisor in its sole discretion deems appropriate. Franchisee will attend and complete to Franchisor's satisfaction any refresher courses, seminars, and other training programs as Franchisor may reasonably require from time to time.

                           Training Cost and Location                     8.4

                All training contemplated by this Section 8 will be conducted at Franchisor's headquarters in Bel Air, Maryland or any other location as Franchisor may specify. Franchisor will provide instructors and training materials for all required training programs. Franchisor reserves the right to assess a reasonable training fee for any refresher training programs. Franchisee will be responsible for all other expenses incurred by Franchisee in connection with any training programs, including without limitation transportation, lodging, meals, and wages.

                           Employee Training                              8.5

                It will be Franchisee's sole responsibility to ensure that all new employees and current employees are trained to perform their services in a proper fashion for the Franchised Business. All employees must have all certifications and credentials as required by applicable state laws and licensing regulations and by Franchisor, and must meet all continuing educational training as may be required by applicable laws and by Franchisor. If Franchisee is unable to provide the employee training required pursuant to this
Section 8.5, upon Franchisee's request, Franchisor, at its option, may provide training to Franchisee's employees at Franchisor's then-current fee plus expenses. Training by Franchisor will be at reasonable times and subject to availability of Franchisor's representatives. If Franchisor provides training upon Franchisee's request, Franchisee will remain solely responsible for, and releases, indemnifies and holds harmless Franchisor from, claims, expenses or damages arising out of or related to the training and continuing education of Franchisee's employees as set forth in this Agreement.


9.      MARKS                                                  6 Sections Follow

                           Franchisor Rights In The Marks                 9.1

        Franchisor represents with respect to the Marks that Franchisor has the right to use and to license others to use the Marks. Franchisor also has taken and will take all steps reasonably necessary to preserve and protect the validity in and of the Marks. Franchisor will permit Franchisee and other franchisees to use the Marks only in accordance with the Kiddie Academy System and the standards and specifications attendant to the Marks which underlie the goodwill associated with and symbolized by the Marks.

                           License and Use of Marks                       9.2

        With respect to Franchisee's licensed use of the Marks pursuant to this Agreement, Franchisee agrees that Franchisee will use only the Marks designated by Franchisor and will use them only in the manner authorized and permitted by Franchisor. Franchisee will use the Marks only for the operation of the Franchised Business and only in the Territory, or in advertising for the Franchised Business in the geographic region in which the Territory is located. Franchisee will not use the Marks as part of its corporate or other legal name. Unless otherwise authorized or required by Franchisor, Franchisee will operate and advertise the Franchised Business only under the name "Kiddie Academy" or "Kiddie Academy Child Care Learning Center".

                           Protection of Marks                            9.3

        During the term of this Agreement and any renewal of this Agreement, Franchisee will give notice that Franchisee is the owner of the Franchised Business in conjunction with any use of the Marks, including without limitation on invoices, order forms, receipts, and contracts, and otherwise as Franchisor may designate in writing. The form and content of that identification will comply with standards set forth in the Kiddie Academy Manuals. Franchisee's right to use the Marks is limited to the uses authorized under this Agreement, and any unauthorized use of the Marks will constitute an infringement of Franchisor's rights and a breach of this Agreement. Franchisee will not use the Marks to incur any obligation or indebtedness on behalf of Franchisor. Franchisee will comply with Franchisor's instructions in filing and maintaining requisite trade name or fictitious name registrations, and will execute any documents deemed necessary by Franchisor or its counsel to obtain protection for the Marks or to maintain their continued validity and enforceability. If litigation involving the Marks is instituted or threatened against Franchisee, Franchisee will promptly notify Franchisor in writing within five (5) business days and will cooperate fully in defending or settling the litigation.

                           Acknowledgments                                9.4

        Franchisee expressly understands and acknowledges that as between the parties to this Agreement, Franchisor has the exclusive right and interest in and to the Marks and the goodwill associated with and symbolized by them. The Marks are valid and serve to identify the Kiddie Academy System and those who are authorized to operate under the Kiddie Academy System. Franchisee will not directly or indirectly contest the validity or Franchisor's ownership of the Marks. Franchisee also acknowledges that its use of the Marks pursuant to this Agreement does not give Franchisee any ownership or other interest in or to the Marks, except the license granted by this Agreement. Any and all goodwill arising from Franchisee's use of the Marks in its franchise will inure solely and exclusively to Franchisor's benefit, and upon expiration or termination of this Agreement and the license granted by this Agreement, no monetary amount will be assigned as attributable to any goodwill associated with Franchisee's use of the Kiddie Academy System or the Marks.

                           Nonexclusive Grant of Marks                    9.5

        The right and license of the Marks granted by this Agreement to Franchisee is nonexclusive, and Franchisor has and retains the right, among others; to use the Marks


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in connection with selling products and performing services; to grant other licenses for the Marks in addition to those licenses already granted to existing franchisees; and to develop and establish other systems using the same or similar Marks, or any other proprietary marks, as well as to grant licenses or franchises to those other systems without providing any rights in those systems to Franchisee.

                           Substitution of Marks                          9.6

        Franchisor reserves the right to substitute different Marks for use in identifying the Kiddie Academy System and the businesses operating under the Agreement if Franchisor's currently-owned Marks no longer can be used, or if Franchisor, in its sole discretion, determines that substitution of different Marks will be beneficial to the Kiddie Academy System.


10.     KIDDIE ACADEMY MANUALS                            4 Sections Follow

       Operation in Conformity with Kiddie Academy Manuals                10.1

        In order to protect the reputation and goodwill of Franchisor and to maintain high standards of operation under Franchisor's Marks, Franchisee will conduct all aspects of its business in accordance with the Kiddie Academy Manuals.

                           Confidentiality of Kiddie Academy Manuals      10.2

        Franchisee will at all times treat the Kiddie Academy Manuals, any other manuals created for or approved for use in the operation of the Franchised Business, and the information contained in the Kiddie Academy Manuals as confidential, and Franchisee will use all reasonable efforts to maintain the information as secret and confidential. Franchisee will not at any time copy, duplicate, record, or otherwise reproduce those materials, in whole or in part, nor otherwise make the materials available to any unauthorized person.

                           Ownership of Kiddie Academy Manuals            10.3

        The Kiddie Academy Manuals will at all times remain the sole property of Franchisor and will at all times be kept in a secure place at Franchisee's Kiddie Academy Center. The Kiddie Academy Manuals will be returned promptly to Franchisor upon the expiration or other termination of this Agreement.

                           Revisions of Kiddie Academy Manuals            10.4



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        Franchisor may from time to time revise the contents of the Kiddie
Academy Manuals, and Franchisee expressly agrees to comply with each new or revised standard. Further, Franchisee will at all times ensure that its copies of the Kiddie Academy Manuals are kept current and up-to-date. In the event of any dispute as to the contents of the Kiddie Academy Manuals, the terms of the master copies of the Kiddie Academy Manuals maintained by Franchisor at Franchisor's headquarters will be controlling.


11.     CONFIDENTIAL INFORMATION                          4 Sections Follow

                           Definition                                     11.1

        Any and all information, knowledge, know-how, training and techniques which Franchisor designates as confidential and which is legally protectable will be deemed confidential for purposes of this Agreement.

                           Prohibition                                    11.2

        Franchisee will not, during the term of this Agreement or upon its expiration or termination, communicate, divulge, or use for the benefit of any other person, persons, partnership, association, or corporation, or after the term of this Agreement use for itself or its business, any confidential information, knowledge, know-how or training concerning the methods of operation of the Franchised Business which may be communicated to Franchisee or of which Franchisee may be apprised by virtue of Franchisee's operation of the Kiddie Academy Center under the terms of this Agreement.

                           Transmittal to Personnel                       11.3

        Franchisee will divulge such confidential information only to such of its personnel, if any, as must have access to it in order to operate the Franchised Business. Further, Franchisee will require all personnel having access to any confidential information from Franchisor to execute an agreement that they will maintain the confidentiality of information they receive in connection with their employment by Franchisee at the Kiddie Academy Center. Those agreements will be in a form satisfactory to Franchisor, including without limitation specific identification of Franchisor as a third-party beneficiary of such agreements, with the independent right to enforce them.

                           Consequences of Breach                         11.4

        Franchisee acknowledges that any failure to comply with the requirements of this


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


Section 11 will cause Franchisor irreparable injury, and Franchisee agrees to pay all court costs and reasonable attorney's fees incurred by Franchisor in obtaining specific performance of, or an injunction against violation of, the requirements of this Section 11.


12.     REPORTING AND RECORDS                                10 Sections Follow

                           Forms and Invoices                             12.1

        Franchisee will use only such forms and invoices, including without limitation the Business System Reports, as are approved by Franchisor from time to time in the Kiddie Academy Manuals or otherwise in writing. Franchisee will obtain forms, at Franchisee's expense, from Franchisor or suppliers approved by Franchisor to produce the forms utilizing the Marks.

                           Maintenance of Records                         12.2

        Franchisee will record all sales and gross revenues on Business System Reports. Franchisee will also maintain during the term of this Agreement, and will preserve for at least five (5) years from the dates of their preparation, full, complete, and accurate books, records, and accounts in accordance with generally accepted accounting principles and in the form and manner prescribed by Franchisor from time to time in the Kiddie Academy Manuals or otherwise in writing.

                           Business Management System                     12.3

        As part of the Business Management System, Franchisor will produce for use by Franchisee an Accounts Receivable Report, as well as a General Ledger Report, a Monthly Profit and Loss Statement, a Cash Disbursements Journal and a Check Register (collectively, the "Business System Reports"). The Business System Reports will be prepared in the form prescribed by Franchisor. Franchisee will use the Business Management System in accordance with the Kiddie Academy Manuals. Franchisee will submit all Business System Reports on a timely basis as outlined by Franchisor in the Kiddie Academy Manuals.

                           Payroll Service                                12.4

        In addition, Franchisee will use the payroll service currently designated by Franchisor, or a similar system as approved in writing by Franchisor, which will include as part of its service the impounding of all employee withholding taxes payable to the Internal Revenue Service and state and local governmental agencies. Franchisee will be responsible for all charges related to that payroll service.


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


                          Acknowledgment of Franchisee                      12.5

        Franchisee expressly acknowledges that Franchisor does not warrant or guarantee the accuracy or completeness of the Business Management System, nor will Franchisor be liable for any costs or damages incurred by Franchisee as a result of its use of the Business Management System. Franchisee acknowledges that Franchisor is not responsible for the preparation of Franchisee's books and records, financial reports or financial statements, and Franchisee agrees that the Business System Reports are intended to be used by Franchisee's independent accountant, as that person may choose, to prepare those books and records, reports and statements.

                    Weekly Reports and Financial Information                12.6

        Franchisee will submit to Franchisor no later than Monday of each week during the term of this Agreement, after the opening of the Franchised Business all parent agreements, enrollment rosters, cash receipt journals, daily payroll reports and status log reports in the forms prescribed by Franchisor which accurately reflect all gross revenues during the preceding week and copies of all Business System Reports in accordance with the Kiddie Academy Manuals.

                   Monthly Reports and Financial Information                12.7

        Franchisee will submit to Franchisor, postmarked no later than the tenth
(10th) day of each month during the term of this Agreement, after the opening of the Franchised Business copies of all daily cash flow reports and copies of all required financial reports pertaining to Franchisee or the operation of the Franchised Business.

                               Annual Tax Returns                           12.8

        Franchisee will provide to Franchisor a copy of its annual federal income tax return on the same date it is submitted to the Internal Revenue Service.

                      Other Reports Required by Franchisor                  12.9

        Franchisee will also submit to Franchisor, for review or auditing, in addition to the Business System Reports, such other forms, reports, records, information, and data as Franchisor may reasonably designate, in the form and at the times and places reasonably required by Franchisor, upon request and as specified from time to time in the Kiddie Academy Manuals or otherwise in writing.

                          Franchisor's Right to Audit                      12.10

        From the date of this Agreement until three (3) years elapse following the

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

termination of this Agreement, Franchisor or its designated agents will have the right, at all reasonable times and upon forty-eight (48) hours prior notice to Franchisee, to examine and copy, at Franchisor's expense, the books, records, and tax returns of Franchisee and of the Franchised Business. Franchisor will also have the right, at any time, to have an independent audit made of the books of the Franchised Business. Franchisee will cooperate fully with Franchisor or its representatives and independent auditors in connection with an audit or inspection, should one be conducted. If an inspection should reveal that any payments have been understated in any report to Franchisor, Franchisee will immediately pay to Franchisor the amount understated upon demand, in addition to interest on such amount from the date such amount was due until paid, at the rate which is two (2) points above the prime rate published by the Wall Street Journal on the date payment was due (or, if the due date was not a business day, the next business day that follows), or the maximum rate permitted by law, whichever is less, calculated on a daily basis. If an inspection discloses an understatement in any payment of three percent (3%) or more, Franchisee will in addition reimburse Franchisor for any and all costs and expenses connected with the inspection (including without limitation travel, lodging, wage expenses and reasonable accounting and legal costs). These remedies will be in addition to any other remedies Franchisor may have.



13.     ADVERTISING                                            5 Sections Follow

        Recognizing the value of advertising and the importance of the standardization of advertising and promotional programs to the furtherance of the goodwill and public image of the Kiddie Academy System, the parties agree as follows:

                            Advertising Expenditures                        13.1

        During the term of this Agreement, Franchisee will make expenditures for advertising and promotions as follows:

                                                                         13.1(a)

        Franchisee will conduct a "Grand Opening and Start-Up Advertising" promotion of the Kiddie Academy Center and will spend not less than Six Thousand Dollars ($6,000.00) on that promotion.

                                                                         13.1(b)

        For the term of this Agreement, Franchisee will spend each year an amount equal to the greater of one percent (1%) of gross revenues from the Kiddie Academy Center or Four Thousand Dollars ($4,000.00) (the "Annual Advertising Expense").

                                                                         13.1(c)

        Franchisee will at all times maintain a Yellow Page advertisement in accordance with Franchisor's specifications. Franchisee may share with other franchisees Yellow Page advertisements in areas in which multiple centers are able to be included in the same advertisement. If more than one franchisee shares the Yellow Page advertising, the cost is pro-rated among all participating centers.

                                                                         13.1(d)

        The Annual Advertising Expense will not include payments made by Franchisee for the Grand Opening, classified advertising used to locate employees for the Kiddie Academy Center, or for placement of Yellow Page advertisements. Franchisee will submit to Franchisor proof of the expenditure of the Annual Advertising Expense which will include, without limitation, all invoices, contracts and canceled checks documenting the expenses incurred by Franchisee in satisfying this requirement.

                                                                         13.1(e)

        Upon maintaining eighty-five percent (85%) capacity at the Kiddie Academy Center during any year of the term of this Agreement or any renewal, Franchisee may request written approval by Franchisor to reduce its Annual Advertising Expense to an amount not less than Three Thousand Dollars ($3,000.00).

                             Approval of Franchisor                         13.2

        Franchisor will review and approve or disapprove all advertising and promotional materials which Franchisee proposes to use.

            Submission of Advertising Samples and Approval Procedure        13.3

        All advertising and promotion by Franchisee in any manner or medium will be conducted in an appropriate manner and will conform to such standards and requirements as are specified by Franchisor and in accordance with the Kiddie Academy Manuals. Franchisee will submit to Franchisor through the mail, return receipt requested, for its prior approval (except with respect to prices to be charged), samples of all advertising and promotional plans and materials that Franchisee desires to use which have not been prepared or approved by Franchisor within the immediately preceding twelve (12) months. If written disapproval of those samples and/or materials is not received by Franchisee from Franchisor within thirty (30) days of the date of receipt by Franchisor of those samples and/or materials, Franchisor will be deemed to have given the required approval. Franchisee will not use any advertising or promotional plans or materials that Franchisor has disapproved. Franchisee will display

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the Marks in the manner prescribed by Franchisor in the Kiddie Academy Manuals or otherwise in writing on all signs and all other advertising and promotional materials used in connection with the Franchised Business.

                       Advertising Provided by Franchisor                   13.4

        Franchisor will, from time to time, offer to provide to Franchisee such approved advertising and promotional plans and materials as Franchisor deems advisable. Franchisor expressly disclaims, and Franchisee acknowledges that it has not received or relied upon any warranty as to, the success of any advertising and promotional plans recommended by Franchisor for use by Franchisee.

                              Compliance with Laws                          13.5

        Franchisee will be solely responsible for compliance with all relevant local, state and federal laws which apply to advertising and promotional plans and materials used by Franchisee, whether approved and/or provided by Franchisor.


14.     INSURANCE                                              5 Sections Follow

                                  Requirement                               14.1

        Franchisee will procure, no later than thirty (30) days before the date on which the Franchised Business commences operations, and maintain in full force and effect at all times during the term of this Agreement, at Franchisee's expense, an insurance policy or policies protecting Franchisee and Franchisor, and their respective officers, directors, shareholders, partners, and employees, against any demand or claim with respect to personal injury, death, or property damage, or any loss, liability, or expense whatsoever arising or occurring upon or in connection with the Franchised Business.

                                Minimum Coverage                            14.2

        Such policy or policies will be written by an insurance company satisfactory to Franchisor in accordance with standards and specifications set forth in the Kiddie Academy Manuals or otherwise in writing, which company will have an A.M. Best Rating of A+ and will name Franchisor as an additional insured in each such policy or policies, and include, at a minimum (except as additional coverages and higher policy limits may reasonably be specified by Franchisor from time to time, and Franchisee will comply with such additional coverage and higher policy limits with thirty (30) days' written notice by Franchisor), the following:

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                                                                         14.2(a)

        Comprehensive general liability insurance, including personal injury, errors and omissions, products/completed operations, contractual liability, professional malpractice, and products liability, as well as comprehensive automobile liability coverage for both owned and non-owned vehicles, and property damage liability coverage, in the amount of One Million Dollars ($1,000,000.00) per occurrence.

                                                                         14.2(b)

        All risk including theft insurance coverage with primary and excess limits of not less than the full repair and replacement value of the Kiddie Academy Center, improvements, equipment and supplies.

                                                                         14.2(c)

        Student accident insurance coverage.

                                                                         14.2(d)

        Employer's liability, workers' compensation, business interruption and such other insurance as may be required by statute or rule of the state or locality in which the Franchised Business is located and operated.

                                                                         14.2(e)

        Such additional insurance and types of coverage as may be required under the terms of any lease for the Kiddie Academy Center, or as may be required by the Franchisor.

                                                                         14.2(f)

        The insurance Franchisor will require the Franchisee to maintain will be commercially reasonable and will be comparable to the insurance generally maintained within the child care industry, as determined by Franchisor.

                          Effect of Insurance Coverage                      14.3

        Franchisee's obligation to obtain and maintain the policy or policies in the amounts specified from time to time will not be limited in any way by reason of any insurance which may be maintained by Franchisor, nor will Franchisee's performance

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of that obligation relieve it of liability under the indemnity provisions set forth in Section 21 of this Agreement.

                           Certificates of Insurance                        14.4

        At least thirty (30) days prior to the time any insurance is first required to be carried by Franchisee, and at least thirty (30) days prior to the expiration of any such policy, Franchisee will deliver to Franchisor Certificates of Insurance evidencing the proper coverage with limits not less than those required by this Agreement. All Certificates will expressly provide that not less than thirty (30) days' prior written notice will be given Franchisor in the event of material alteration to, or cancellation of, the coverages evidenced by the Certificates.

            Franchisor's Remedy Upon Franchisee's Failure to Insure         14.5

        Should Franchisee for any reason fail to procure or maintain the insurance required by this Agreement, as those requirements may be revised from time to time by Franchisor in the Kiddie Academy Manuals or otherwise in writing, Franchisor will have the right and authority (without, however, any obligation to do so) immediately to procure that insurance and to charge the amount of the cost to procure that insurance to Franchisee, which charges, together with a reasonable fee for Franchisor's expenses in procuring the insurance, will be payable by Franchisee immediately upon notice. These remedies will be in addition to any other remedies Franchisor may have.


15.     TRANSFER OF INTEREST                                  12 Sections Follow

                             Transfer by Franchisor                         15.1

        Franchisor will have the right to transfer or assign all or any part of its rights or obligations in this Agreement to any person or legal entity. If the Franchisor's assignee assumes all of the obligations of Franchisor under this Agreement and sends written notice of the assignment so attesting, Franchisee will promptly execute a general release, in a form satisfactory to Franchisor, of any and all claims against Franchisor and its affiliates and their respective officers, directors, shareholders, and employees, in their corporate and individual capacities, including without limitation claims arising under federal, state, and local laws, rules, and ordinances.

                             Transfer by Franchisee                         15.2

        Franchisee understands and acknowledges that the rights and duties set forth in this Agreement are personal to Franchisee, and that Franchisor has granted this

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Agreement in reliance on Franchisee's business skill, aptitude, financial capacity, and personal character. Accordingly, neither Franchisee nor any immediate or remote successor to any part of Franchisee's interest in this franchise, nor any individual, partnership, corporation, or other legal entity which directly or indirectly owns any interest in this franchise, will sell, assign, transfer, convey, give away, pledge, mortgage, or otherwise encumber any direct or indirect interest in this franchise (including any direct or indirect interest in a corporate or partnership Franchisee) without the prior written consent of Franchisor. Any purported assignment or transfer, by operation of law or otherwise, not having the written consent of Franchisor required by this Section will be null and void and will constitute a material breach of this Agreement, for which Franchisor may then terminate without opportunity to cure pursuant to Section 16.2(j) of this Agreement.



                      Conditions of Transfer by Franchisee                  15.3

        Franchisor will not unreasonably withhold its consent to a transfer of any interest in the Franchised Business. If a transfer, alone or together with other previous, simultaneous, or proposed transfers would have the effect of transferring a controlling interest in the Franchised Business, however, Franchisor may, in its sole discretion, require any or all of the following as conditions of its approval:


                                                                         15.3(a)

        All of Franchisee's accrued monetary obligations and all other outstanding obligations to Franchisor or its affiliates, and all other outstanding obligations incurred in connection with the Kiddie Academy Center, including without limitation to suppliers, will have been satisfied. Franchisor may conduct an investigation and audit pursuant to Section 12.9 in order to determine the extent of any accrued obligations.

                                                                         15.3(b)

        Franchisee will not be in default of any provision of this Agreement, any amendment to or successor of this Agreement, any other agreement between Franchisee and Franchisor or its affiliates, or any lease entered into for the premises of the Franchised Business.

                                                                         15.3(c)

        The transferor will have executed a general release, in a form satisfactory to Franchisor, of any and all claims against Franchisor and its affiliates and their respective officers, directors, shareholders, and employees, in their corporate and

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individual capacities, including without limitation claims arising under federal, state, and local laws, rules, and ordinances.

                                                                         15.3(d)

        The transferee (and if the transferee is other than an individual, the owners of a beneficial interest in the transferee as Franchisor may request) will enter into a written assignment in a form satisfactory to Franchisor, assuming and agreeing to discharge all of Franchisee's obligations under this Agreement.

                                                                         15.3(e)

        The transferee (or if the transferee is a corporation or partnership, a principal of transferee) will demonstrate to Franchisor's satisfaction that the transferee meets Franchisor's educational, managerial, and business standards; possesses a good moral character, business reputation, and credit rating; has the aptitude and ability to conduct the Franchised Business as may be evidenced by receiving passing scores on Franchisor's screening tests, by prior related business experience or otherwise; and has adequate financial resources and capital to operate the business.

                                                                         15.3(f)

        The transferee, including all shareholders, officers, directors and partners of the transferee, will execute, for a term ending on the expiration date of this Agreement and with such renewal term as may be provided by this Agreement, the standard form franchise agreement then being offered to new franchisees and such other ancillary agreements as Franchisor may require for the Franchised Business, the terms of which agreements may differ from the terms of this Agreement, including without limitation a higher percentage royalty rate, Administrative Fee and/or Annual Advertising Expense; provided, however, that the royalty rate payable by the transferee will not be increased to an amount which is greater than that then required to be paid system-wide by Franchisor's new franchisees, the transferee will not be required to pay a Franchise Fee, and the Territory designated in this Agreement will remain the same.

                                                                         15.3(g)

        At the transferee's expense, the transferee must satisfy all applicable child care licensing requirements of the municipality, county and state in which the Kiddie Academy Center is located.

                                                                         15.3(h)

        Within the time specified by Franchisor, the transferee, at its expense, will

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replace or refurbish the Kiddie Academy Center, as necessary, to conform the
Kiddie Academy Center to Franchisor's then-current standards and specifications, including without limitation specifications regarding size, color, trade dress, presentation of the Marks, accessories and installed equipment.

                                                                         15.3(i)

        Franchisee will remain liable for all of the obligations to Franchisor in connection with the Franchised Business prior to the effective date of the transfer and will execute any and all instruments reasonably requested by Franchisor to evidence such liability. In addition, Franchisee shall continue to be bound by the agreements set forth in Sections 10.2, 11.2 and Sections 18.3 through 18.7 (inclusive) of this Agreement, which agreements shall survive any transfer or assignment of this Agreement.

                                                                         15.3(j)

        The transferee will complete any training programs then in effect for franchisees upon those terms and conditions as Franchisor may reasonably require and will pay Franchisor a Five Thousand Dollar ($5,000.00) training and initial assistance fee for that training and assistance.

                                                                         15.3(k)

        Except in the case of a transfer to a corporation formed for the convenience of ownership, Franchisee will pay a transfer fee of Three Thousand Dollars ($3,000.00) to reimburse Franchisor for its reasonable costs and expenses incurred in connection with the proposed transfer.

                                                                         15.3(l)

        If Franchisor is responsible for locating the transferee, Franchisee will pay Franchisor an amount equal to six percent (6%) of the gross sales price of the Kiddie Academy Center. In addition, all costs of advertising the sale of the Kiddie Academy Center will be the responsibility of Franchisee.

                                                                         15.3(m)

        Franchisee acknowledges and agrees that each condition which must be met by the transferee is necessary to assure the transferee's full performance of the obligations under this Agreement.

                                                                         15.3(n)


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        Franchisee may transfer its interest under this Agreement to a corporation, so long as the corporation is owned entirely by each of the original individual franchisees, each and all of the obligations of the Franchisee are personally guaranteed by the original individual franchisees, and Franchisor receives prior written notice of the transfer along with a complete set of Applicant's corporate documents.

                           Grant of Security Interest                       15.4

        Franchisee will not grant a security interest in any of the assets of the Franchised Business unless the secured party agrees that in the event of any default by Franchisee under any documents related to the security interest, Franchisor will have the right and option to be substituted as obligor to the secured party and to cure any default of Franchisee.

                             Right of First Refusal                         15.5

        Any party holding any interest in this Agreement who desires to accept any bona fide offer from a third party to purchase that interest will notify Franchisor in writing of each offer and will provide the information and documentation relating to the offer that Franchisor may require. Franchisor will have the right and option, exercisable within sixty (60) days after receipt of the written notification, to send written notice to the seller that Franchisor intends to purchase the seller's interest on the same terms and conditions offered by the third party. In the event that Franchisor elects to purchase the seller's interest, closing on that purchase must occur within ninety (90) days from the date of notice to the seller of the election to purchase by Franchisor. Any material change in the terms of any offer prior to closing will constitute a new offer subject to the same rights of first refusal by Franchisor as in the case of an initial offer. Failure of Franchisor to exercise the option afforded by this subsection will not constitute a waiver of any other provision of this Agreement with respect to a proposed transfer.

                         Appraisal of Third Party Offer                     15.6

        In the event the form of consideration, or the terms and/or conditions offered by a third party are such that Franchisor may not reasonably be required to furnish the same form of consideration, or the terms and/or conditions, Franchisor may purchase the interest in the Franchised Business proposed to be sold for the reasonable equivalent in cash. If the parties cannot agree within a reasonable time on the cash consideration, an independent appraiser will be jointly designated by Franchisee and Franchisor, and the appraiser's determination will be binding.

                       Acceptance of Offer by Franchisee                    15.7


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        If Franchisor does not exercise the right of first refusal as set forth in this Section 15.5, the offer may be accepted by Franchisee, subject to the prior written approval of Franchisor, as provided for in this Section 15. If any such proposed sale or transfer is not consummated within three (3) months of the date of the initial written offer, Franchisor will again have the right of first refusal as described in this Section 15.5. Any transferee will also be subject to Franchisor's right of first refusal set forth in this Section 15.5.

                   Transfer Upon Death or Mental Incompetency               15.8

        Upon the death or mental incompetency, as determined by a court of competent jurisdiction, of any person with an interest in the Franchised Business, the guardian, executor, administrator, or personal representative of that person's estate must transfer the interest to a third party approved by Franchisor within six (6) months after the date of death or determination of mental incompetency.

                                Transfer to Heir                            15.9

        In the case of a death, if the heir or successor wants to retain the decedent's interest in the Franchised Business, the heir or successor must promptly apply to Franchisor for that right, for the duration of the term of this Agreement and any renewals of this Agreement. Franchisor will approve that application upon the fulfillment of all of the conditions for a transfer set forth in Section 15.3 of this Agreement, except that no transfer fee will be required. If a proper and timely application is filed and rejected by Franchisor, the six (6) month period stated in Section 15.8 will be extended by the amount of time between the date of death and the date of the notice of rejection. The successor or personal representative must sell, assign, transfer or convey a decedent's interest in the Franchised Business in compliance with the provisions of this Section 15, in the case of a death where: no heir or successor wants to retain that interest; or in the judgment of Franchisor, the heir(s) or successor(s) is clearly unable to meet the conditions of Section 15.3 (e.g., because the heir is a minor).

                        Transfer for Mental Incompetency                   15.10

        In the case of a determination of mental incompetency, the duly appointed guardian must promptly decide whether to retain the interest in the Franchised Business and, if necessary, select a qualified manager to direct its operation. The guardian may then apply to Franchisor for the right to retain that interest for the duration of the term of this Agreement and any renewals of this Agreement. Franchisor will approve that application upon the fulfillment of all of the conditions for a transfer set forth in Section 15.3 of this Agreement, except that no transfer fee will be required. The six (6) month period stated in Section 15.9 will not be extended,

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


whether or not the guardian applies for a right to retain the interest in the Franchised Business.

                          Termination After Six Months                     15.11

        If the interest in the Franchised Business is not transferred, sold, assigned or conveyed within the six (6) month period stated in Section 15.8 (as possibly extended by Section 15.9), Franchisor may terminate this Agreement.

                              Non-Waiver of Claims                         15.12

        Franchisor's consent to a transfer of any interest in the Franchise granted in this Agreement will not constitute a waiver of any claims it may have against the transferring party, nor will it be deemed a waiver of Franchisor's right to demand exact compliance with any of the terms of this Agreement by the transferee.


16.     DEFAULT AND TERMINATION                                4 Sections Follow

                           Termination Without Notice                       16.1

        Franchisee will be deemed to be in default under this Agreement, and all rights granted in this Agreement will automatically terminate without notice to Franchisee, if Franchisee:

                                                                         16.1(a)

        At any time ceases to operate or otherwise abandons the Franchised Business, or loses the right to possession of the Kiddie Academy Center, or otherwise forfeits the right to do or transact business in the jurisdiction where the franchise is located; provided, however, that if any such loss of possession results through no fault of Franchisee, and the Kiddie Academy Center is damaged or destroyed, then Franchisee will have thirty (30) days after such event in which to apply for Franchisor's approval to reconstruct or replace the Kiddie Academy Center, which approval will not be unreasonably withheld; and/or

                                                                         16.1(b)

        Or, if Franchisee is a corporation or partnership, any principal of Franchisee, is convicted of a felony, a fraud, a crime involving moral turpitude, or any other crime or offense that Franchisor believes is reasonably likely to have an adverse effect on the

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


Kiddie Academy System, the Marks, the goodwill associated with the System and the Marks, or Franchisor's interest in them.

                            Termination Upon Notice                         16.2

        Upon the occurrence of any of the following events, Franchisee will be deemed to be in default and Franchisor may, at its option, terminate this Agreement and all rights granted under this Agreement without affording Franchisee any opportunity to cure the default. That termination will be effective immediately upon receipt of notice by Franchisee of such termination if Franchisee:

                                                                         16.2(a)

        Makes a material misrepresentation or omission in its application for the franchise;

                                                                         16.2(b)

        Becomes insolvent or makes a general assignment for the benefit of creditors, or if a petition in bankruptcy is filed by Franchisee or against Franchisee and not opposed by Franchisee;

                                                                         16.2(c)

        Is adjudicated as bankrupt or insolvent, or if a bill in equity or other proceeding for the appointment of a receiver of Franchisee or other custodian for Franchisee's business or assets is filed and consented to by Franchisee, or if a receiver or other permanent or temporary custodian of Franchisee's assets or property, or any part of its assets or property, is appointed by any court of competent jurisdiction, or if proceedings for a composition with creditors under any state or federal law should be instituted by or against Franchisee;

                                                                         16.2(d)

        If a final judgment which remains unsatisfied or of record for thirty
(30) days or longer (unless a supersedeas bond is filed), or Franchisee is dissolved, or a suit to foreclose any lien or mortgage against the Franchised Business or its equipment is instituted against Franchisee and not dismissed within thirty (30) days, or if execution is levied against Franchisee's business or property, or if the real or personal property of Franchisee's Kiddie Academy Center will be sold after levy upon Franchisee's real or personal property by any sheriff, marshal, or constable.

                                                                         16.2(e)

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


        Continues to employ any person which Franchisee knows or has reason to know has been engaged in, charged with, convicted of or pleaded nolo contendere to a felony or any other criminal misconduct, or any offense involving moral turpitude, which Franchisor deems relevant to the operation of the Kiddie Academy Center;

                                                                         16.2(f)

        Misuses or makes any unauthorized use of the Marks or otherwise materially impairs the goodwill associated with the Marks or Franchisor's rights in the Marks;

                                                                         16.2(g)

        Contests in any court or proceeding the validity of, or Franchisor's rights in, any of the trademarks, service marks, or other rights licensed under this Agreement;

                                                                         16.2(h)

        Contrary to the terms of Sections 10 or 11 of this Agreement, discloses or divulges the contents of the Kiddie Academy Manuals, Franchisor's trade secrets or other confidential information provided to Franchisee by Franchisor;

                                                                         16.2(i)

        Fails to comply with the in-term covenants in Section 18 of this Agreement;

                                                                         16.2(j)

        Any partner or shareholder in Franchisee purports to transfer any rights or obligations under this Agreement or any interest in Franchisee to any third party without Franchisor's prior written consent, contrary to the terms of
Section 15.2 of this Agreement;

                                                                         16.2(k)

        Fails to effect an approved transfer within a reasonable time, as required by Section 15.11 of this Agreement, following Franchisee's death or mental incompetency;

                                                                         16.2(l)

        Operates or fails to maintain the Kiddie Academy Center in such a fashion that it becomes a threat or danger to public health or safety;

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

                                                                         16.2(m)

        Fails to maintain any license required by law to provide child care or other services contemplated under this Agreement;

                                                                         16.2(n)

        Maintains false books or records, or knowingly submits any false reports to Franchisor;

                                                                         16.2(o)

        Submits to Franchisor on two (2) or more separate occasions at any time during the term of this Agreement or any renewal, any reports or other data, information or supporting records which understate by more than three percent (3%) the royalty fees and any other fees owed to Franchisor for any period of, or periods aggregating, three (3) or more weeks, and Franchisee is unable to demonstrate that such understatements resulted from inadvertent error.

                                                                         16.2(p)

        Knowingly fails to comply with the provisions of Section 19 of this Agreement;

                                                                         16.2(q)

        Defaults (and does not cure that default within permitted periods) under any material lease, contract, financing or similar agreement in connection with the Kiddie Academy Center;

                                                                         16.2(r)

        After curing a default pursuant to Section 16.3 of this Agreement, commits the same act of default again within six (6) months;

                                                                         16.2(s)

        Repeatedly is in default under Section 16.3 of this Agreement for failure to substantially comply with any of the requirements imposed by this Agreement;

                                                                         16.2(t)

        Fails, refuses or neglects promptly to pay when due any monies owing to

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Franchisee's landlord (unless as a result of a bona fide dispute with the landlord; subject, however, to Franchisee's payment, into escrow, of all disputed rentals); and/or

                                                                         16.2(u)

        Fails to commence operation of the Franchised Business in accordance with Section 6.7 of this Agreement.

                Termination After Notice and Opportunity to Cure            16.3

        Except as provided in Sections 16.1 and 16.2 of this Agreement, Franchisee will have thirty (30) days after its receipt from Franchisor of a written notice of default within which to remedy any default under this Agreement (or, if the default cannot reasonably be cured within such thirty (30) days, to initiate within that time substantial and continuing action to cure the default), and to provide evidence of an attempt to remedy the default to Franchisor. If any such default is not cured within that time (or, if appropriate, substantial and continuing action to cure the default is not initiated within that time), or such longer period as applicable law may require, this Agreement, at Franchisor's sole option, will terminate effective immediately upon Franchisee's receipt of Franchisor's notice of such termination. Franchisee will be in default under this Agreement for any failure to comply substantially with any of the requirements imposed by this Agreement, as it may from time to time reasonably be supplemented by the Kiddie Academy Manuals, or to carry out the terms of this Agreement in good faith. The defaults will include, without limitation, the occurrence of any of the following events:

                                                                         16.3(a)

        Fails, refuses, or neglects promptly to pay when due any monies owing to Franchisor or its affiliates; or fails, refuses, or neglects promptly to submit the financial or other information required by Franchisor under this Agreement;

                                                                         16.3(b)

        If Franchisee fails to maintain any of the standards or procedures prescribed by Franchisor in this Agreement, the Kiddie Academy Manuals, or otherwise in writing, or fails to comply with any provision of this Agreement, or any other agreement to which Franchisor and Franchisee or any of the Affiliates are parties;

                                                                         16.3(c)

        If Franchisee fails, refuses, or neglects to obtain Franchisor's prior written

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


approval or consent as required by this Agreement;

                                                                         16.3(d)

        If Franchisee fails, refuses or neglects to use the Business Management System and the Business System Reports;

                                                                         16.3(e)

        If Franchisee engages in any business or markets any service or product under a name or mark which, in Franchisor's opinion, is confusingly similar to the Marks;

                                                                         16.3(f)

        If Franchisee, by act or omission, permits a continued violation in connection with the operation of the Kiddie Academy Center of any law, ordinance, rule or regulation of a governmental agency, in the absence of a good faith dispute over its application or legality and without promptly resorting to an appropriate administrative or judicial forum for relief, and fails to immediately notify Franchisor of that violation;

                                                                         16.3(g)

        If Franchisee fails to refurbish the Kiddie Academy Center in accordance with Sections 3.2 and 6.13(a) of this Agreement;

                                                                         16.3(h)

        If Franchisee fails to maintain a good credit rating by failing to make prompt payment of undisputed bills, invoices or statements from suppliers of products and services;

                                                                         16.3(i)

        If Franchisee fails to obtain execution of the covenants required under
Section 11.3 or Section 18.10 of this Agreement; and/or

                                                                         16.3(j)

        If Franchisee fails to attend and complete to Franchisor's satisfaction the training program, as required under Section 8 of this Agreement.

              Franchisor's Operation of the Kiddie Academy Center           16.4

        In addition to Franchisor's right to terminate this Agreement, and not in place of that right or any other rights against Franchisee, after notifying Franchisee of its default under this Agreement (except that as to those defaults for which Franchisee is entitled to a 30- day opportunity to cure, Franchisor may exercise the rights described below only if such default is not cured within the aforesaid 30-day cure period), Franchisor may at its option enter upon the premises of the Kiddie Academy Center and exercise complete authority with respect to the operation of the Franchised Business until such time as Franchisor determines that the default of Franchisee has been cured and that there is compliance with the requirements of this Agreement. Franchisee specifically agrees that a designated representative of Franchisor may take over, control and operate the Franchised Business, and that Franchisee will pay Franchisor a service fee of not less than Two Hundred Fifty Dollars ($250.00) per day or any part of a day plus all travel expenses, room and board and other expenses reasonably incurred by that representative as long as it is required by the representative to enforce compliance with this Agreement. Franchisee further agrees that if, as provided in this Section 16.4, Franchisor temporarily operates for Franchisee the Franchised Business, Franchisee agrees to indemnify and hold harmless Franchisor and any representative of Franchisor who may act under this Agreement, respecting any and all acts and omissions, including negligence, which Franchisor may perform, or fail to perform, with respect to the interests of Franchisee or third parties.


17.     OBLIGATIONS UPON TERMINATION OR EXPIRATION            11 Sections Follow

        Upon termination or expiration of this Agreement, all rights granted under this Agreement to Franchisee will terminate, and:

                            Cessation of Operations                         17.1

        Franchisee will immediately cease to operate the Kiddie Academy Center and will not after that time, directly or indirectly, represent to the public that Franchisee is a Kiddie Academy franchise or hold itself out as a present or former franchisee of Franchisor.


                            Discontinue Use of Marks                        17.2

        Franchisee will immediately and permanently cease to use, in any manner whatsoever, any confidential information, methods, procedures, techniques, and training associated with the Kiddie Academy System; the Mark "KIDDIE ACADEMY"; and all other Marks and distinctive forms, slogans, signs, symbols, and devices associated with the Kiddie Academy System. In particular, Franchisee will cease to use, without limitation, all signs, public relations and promotional materials, displays, stationery, forms, and any other articles which display the Marks; provided, however, that this Section will not apply to the operation by Franchisee of any other franchise under the Kiddie Academy System which may be granted by Franchisor to Franchisee. Franchisee will take such action as may be necessary to cancel or assign to Franchisor or Franchisor's designee any assumed name or equivalent registration which contains the Mark "KIDDIE ACADEMY" or any other service mark or trademark of Franchisor, and Franchisee will furnish Franchisor with proof of compliance with this obligation within thirty (30) days after termination or expiration of this Agreement.

                              Assignment of Lease                           17.3

        Franchisee will, at Franchisor's option, assign to Franchisor any interest which Franchisee has in any lease of the Kiddie Academy Center. Any such lease entered into by Franchisee will contain a clause specifying the title holder's consent to assign that lease to Franchisor or its assigns if this Agreement is terminated. In the event Franchisor does not elect to exercise its option to acquire the lease, Franchisee will make such modifications or alterations to the Kiddie Academy Center (including without limitation changing the telephone number) immediately upon termination or expiration of this Agreement as may be necessary to prevent the operation of any business on the premises by itself or others in derogation of this Section 17 and will make such specific additional changes to the premises and the Kiddie Academy Center as Franchisor may reasonably request for that purpose, including without limitation removal of all distinctive physical and structural features identifying the Kiddie Academy System. If Franchisee fails or refuses to comply with the requirements of this Section 17, Franchisor will have the right to enter upon the premises without being liable for trespass or any other tort, for the purpose of making or causing to be made such changes at the expense of Franchisee, which expense Franchisee agrees to pay upon demand.

                         Operation of Another Business                      17.4

        Franchisee agrees, in the event it operates any other business, not to use any reproduction, counterfeit, copy, or colorable imitation of the Marks, either in connection with that other business or the promotion of that business, which is likely to cause confusion, mistake, or deception, or which is likely to dilute Franchisor's rights in and to the Marks. Further, Franchisee agrees not to utilize any designation of origin or description or representation which falsely suggests or represents an association or connection with Franchisor constituting unfair competition.

                             Payment of Monies Due                          17.5

        Franchisee will promptly pay all sums owing to Franchisor and its affiliates. In

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the event of termination for any default of Franchisee, those sums will include all damages, costs, and expenses, including reasonable attorney's fees, incurred by Franchisor as a result of the default. This obligation will give rise to and remain, until paid in full, a lien in favor of Franchisor against any and all of the personal property, furnishings, equipment, signs, fixtures, and inventory owned by Franchisee and located on the premises operated pursuant to this Agreement at the time of default.

                              Cost of Enforcement                           17.6

        Franchisee will pay to Franchisor all damages, costs, and expenses, including reasonable attorney's fees, incurred by Franchisor subsequent to the termination or expiration of this Agreement in obtaining injunctive or other relief for the enforcement of any provisions of this Agreement, including without limitation Section 17, Section 11 and/or Section 18.

                        Return of Kiddie Academy Manuals                    17.7

        Franchisee will immediately deliver to Franchisor all documents, including the Kiddie Academy Manuals, the membership card, Business System Reports, records, files, instructions, correspondence, brochures, agreements, disclosure statements, invoices, and any and all other materials relating to the operation of the Franchised Business in Franchisee's possession, and all copies of those documents and materials (all of which are acknowledged to be Franchisor's property). Franchisee will retain no copy or record of any of these documents, except Franchisee's copy of this Agreement and of any correspondence between the parties and any other documents which Franchisee reasonably needs for compliance with any provision of law.

                              Forfeiture of Signs                           17.8

        Franchisor will acquire all right, title and interest in and to any sign or sign faces bearing the Marks. Franchisee acknowledges Franchisor's right to have access to the premises of the Kiddie Academy Center should Franchisor elect to take possession of the sign or sign faces bearing Franchisor's Marks.

                               Repurchase Option                            17.9

        Within fifteen (15) days from the date of termination or expiration of this Agreement, Franchisee and Franchisor will arrange for an inventory to be made, at Franchisor's cost, of all the personal property, equipment, and inventory of Franchisee, including without limitation any and all items bearing the Marks, related to the operation of the Franchised Business (the "Assets"). Franchisor will have the option, to be exercised within thirty (30) days after termination or expiration, to purchase from Franchisee any or all of the Assets (excluding the Kiddie Academy Manuals, which are

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acknowledged to be Franchisor's property) at fair market value. If the parties cannot agree on fair market value within a reasonable time, an independent appraiser will be designated, and his or her determination will be binding. If Franchisor elects to exercise any option to purchase as provided, it will have the right to set off all amounts due from Franchisee under this Agreement, and the cost of the appraisal, if any, against any payment for the Assets.

                                   Covenants                               17.10

        Franchisee will comply with the covenants contained in Section 18 of this Agreement and the confidentiality requirements set forth in Sections 10.2 and 11 of this Agreement.

                               Other Obligations                           17.11

        All obligations of Franchisor and Franchisee which expressly or by their nature survive the expiration or termination of this Agreement will continue in full force and effect subsequent to and notwithstanding its expiration or termination for any reason and until they are satisfied or by their nature expire.


18.     COVENANTS                                             10 Sections Follow

                                  Best Efforts                              18.1

        Franchisee covenants that during the term of this Agreement, except as otherwise approved in writing by Franchisor, Franchisee (or if Franchisee is a corporation, partnership or limited liability company, a principal of Franchisee approved by Franchisor) will devote full time or provide adequate on-premises management, energy, and best efforts to the management and operation of the Kiddie Academy Center and other franchised businesses established and operated by Franchisee under the Kiddie Academy System.

                                 Acknowledgment                             18.2

        Franchisee specifically acknowledges that, pursuant to this Agreement, Franchisee will receive valuable specialized training and confidential information, including without limitation information regarding the operational, sales, promotional and marketing methods and techniques of Franchisor and the Kiddie Academy System.

                           Covenant of Noncompetition                       18.3

        Franchisee covenants that, during the term of this Agreement and for a

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continuous uninterrupted period commencing upon the expiration or termination of this Agreement, regardless of the cause for termination, and continuing for two
(2) years after except as otherwise approved in writing by Franchisor, Franchisee will not, either directly or indirectly, for itself, or through, on behalf of, or in conjunction with any person, persons, or legal entity:

                                                                         18.3(a)

        Divert or attempt to divert any business or client of the Franchised Business to any competitor, by direct or indirect inducement or otherwise, or do or perform, directly or indirectly, any other act injurious or prejudicial to the goodwill associated with Franchisor's Marks and the Kiddie Academy System.

                                                                         18.3(b)

        Employ or seek to employ any person who is at that time employed by Franchisor or by any other franchisee of Franchisor, or otherwise directly or indirectly induce such person to leave his or her employment.

                                                                         18.3(c)

        Own, maintain, operate, engage in, be employed by, provide consulting services to, or have any interest in any business which performs, in any aspect, educational services and/or daytime child care services to children ages six (6) weeks through twelve (12) years or services similar in scope to the services offered by the Franchised Business and which is, or is intended to be, located or operated within the United States of America or Canada (the "Restricted Area"). Notwithstanding the foregoing, upon the termination of this Agreement, the Restricted Area shall be reduced to include only the Territory, the territory of any other Kiddie Academy Center, and the primary market area served by any business operated by the Franchisor or its affiliates under the Marks.

         Covenant Not to Use Confidential Information After Termination     18.4

        Franchisee acknowledges and agrees that the obligations regarding the use of confidential and trade secret information set forth in Sections 10.2 and
11.2 of this Agreement will apply throughout the term of this Agreement and after the expiration or termination of this Agreement, without limitation as to time or geographic scope. Franchisee covenants that upon termination, Franchisee will immediately and permanently cease to use, in any manner whatsoever, any confidential information, methods, procedures and techniques associated with the Kiddie Academy System.

                          Public Corporation Exclusion                      18.5


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        This Section 18 above will not apply to Franchisee's ownership of less than a five percent (5%) beneficial interest in the outstanding equity securities of a publicly-held corporation offering early childhood learning services or care.

                                  Severability                              18.6

        The parties agree that each of the foregoing covenants in this Section 18 will be construed as independent of any other covenant or provision of this Agreement. If all or any portion of a covenant in this Section 18 is held unreasonable or unenforceable by a court or agency having valid jurisdiction in an unappealed final decision to which Franchisor is a party, Franchisee expressly agrees to be bound by any lesser covenant subsumed within the terms of such covenant that imposes the maximum duty permitted by law, as if the resulting covenant were separately stated in and made a part of this Section 18.

                               Scope of Covenant                            18.7

        Franchisee understands and acknowledges that Franchisor will have the right, in its sole discretion, to reduce the scope of any covenant set forth in Sections 18.3 and 18.4 of this Agreement, or any portion of any covenant in Sections 18.2, 18.3 and 18.4 without Franchisee's consent, effective immediately upon receipt by Franchisee of written notice of that reduction; and Franchisee agrees that it will comply with any covenant as so modified, which will be fully enforceable.

                              Cost of Enforcement                           18.8

        Franchisee expressly agrees that the existence of any claims it may have against Franchisor, whether or not arising from this Agreement, will not constitute a defense to the enforcement by Franchisor of the covenants in this
Section 18. Franchisee agrees to pay all reasonable costs and expenses (including reasonable attorney's fees) incurred by Franchisor in connection with the enforcement of this Section 18.

                               Injunctive Relief                            18.9

        Franchisee acknowledges that Franchisee's violation of the terms of this
Section 18 would result in irreparable injury to Franchisor for which no adequate remedy at law may be available, and Franchisee accordingly agrees that Franchisor may seek to obtain the issuance of an injunction prohibiting any conduct by Franchisee in violation of the terms of this Section 18.

                           Confidentiality Agreements                      18.10

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

        At Franchisor's request, Franchisee will require and obtain execution of covenants similar to those set forth in this Section 18 (including covenants applicable upon the termination of a person's relationship with Franchisee) from any personnel, including any principals of Franchisee (if Franchisee is a corporation or partnership); any other personnel employed by Franchisee who have received or will receive training from Franchisor; any officers, directors, and holders of a beneficial interest of five percent (5%) or more of the securities of Franchisee; any corporation directly or indirectly controlling Franchisee, if Franchisee is a corporation; and any of the general partners and any limited partners (including any corporation, and the officers, directors, and holders of a beneficial interest of five percent (5%) or more of the securities of any corporation which controls, directly or indirectly, any general or limited partner), if Franchisee is a partnership. Every covenant required by this
Section 18 will be in a form satisfactory to Franchisor, including without limitation specific identification of Franchisor as a third party beneficiary of such covenants with the independent right to enforce them. Failure by Franchisee to obtain execution of a covenant required by this Section 18.10 will constitute a default under Section 16.2(i) of this Agreement.


19.     TAXES, PERMITS, AND INDEBTEDNESS                       4 Sections Follow

                                Payment of Taxes                            19.1

        Franchisee will promptly pay when due all taxes levied or assessed, including without limitation unemployment and sales taxes, and all accounts and other indebtedness of every kind incurred by Franchisee in the conduct of the Franchised Business. Franchisee will pay to Franchisor an amount equal to any sales tax, gross receipts tax, or similar tax (other than income tax or similar tax) imposed on Franchisor with respect to any payments to Franchisor required under this Agreement, unless the tax is credited against income tax otherwise payable by Franchisor.

                             Disputed Tax Liability                         19.2

        In the event of any bona fide dispute as to Franchisee's liability for taxes assessed or other indebtedness, Franchisee may contest the validity or the amount of the tax or indebtedness in accordance with procedures of the taxing authority or applicable law. In no event, however, will Franchisee permit a tax sale or seizure by levy or execution or similar writ or warrant, or attachment by a creditor, to occur against the assets of the Franchised Business.

                                    Permits                                 19.3

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        Franchisee will comply with all federal, state, and local laws, rules and regulations, and will timely obtain any and all permits, certificates, or licenses necessary for the full and proper conduct of the Franchised Business, including without limitation licenses to do business, drivers licenses, fictitious name registrations, sale tax permits, and fire clearances.

                              Notice of Litigation                          19.4

        Franchisee will notify Franchisor in writing within five (5) days of the commencement of any action, suit, or proceeding, and of the issuance of any order, writ, injunction, award, or decree of any court, agency, or other governmental instrumentality, which may adversely affect the operation or financial condition of the Franchised Business.


20.     INDEPENDENT CONTRACTOR                                 3 Sections Follow

                         Independent Contractor Status                      20.1

        It is understood and agreed by the parties to this Agreement that this Agreement does not create a fiduciary relationship between them; that Franchisee will be an independent contractor; and that nothing in this Agreement is intended to constitute either party as an agent, legal representative, subsidiary, joint venturer, partner, employee, or servant of the other for any purpose whatsoever.

                Public Representation as Independent Contractor             20.2

        During the term of this Agreement and any renewal of this Agreement, Franchisee will hold itself out to the public as an independent contractor operating the Franchised Business pursuant to a franchise from Franchisor. Franchisee agrees to take such action as may be necessary to evidence this franchise relationship, including without limitation exhibiting a notice of that fact in a conspicuous place in the Kiddie Academy Center and on all forms, stationery, or other written materials, the content and form of which Franchisor reserves the right to specify.

                                Indemnification                             20.3

        It is understood and agreed that nothing in this Agreement authorizes Franchisee to make any contract, agreement, warranty, or representation on Franchisor's behalf, or to incur any debt or other obligation in Franchisor's name. Franchisor will in no event assume liability for, or be deemed liable under this Agreement as a result of, any such action; nor will Franchisor be liable by reason of any act or omission of Franchisee in its conduct in operating the Franchised Business or for any claim or

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

judgment arising from the operation of the Kiddie Academy Center against Franchisee or Franchisor. Franchisee will indemnify and hold Franchisor and Franchisor's officers, directors, and employees harmless against any and all claims arising directly or indirectly from, as a result of, or in connection with Franchisee's operation of the Franchised Business, as well as the costs, including attorney's fees, of defending against them.


21.     APPROVAL

        Whenever this Agreement requires the prior approval or consent of Franchisor, Franchisee will make a timely written request to Franchisor for that approval or consent, which will be obtained in writing. Franchisor makes no warranties or guarantees upon which Franchisee may rely, and assumes no liability or obligation to Franchisee, by providing any waiver, approval, consent, or suggestion to Franchisee in connection with this Agreement, or by reason of any neglect, delay, or denial of any request therefor.


22.     NONWAIVER

        No failure of Franchisor to exercise any power reserved to it in this Agreement, or to insist upon compliance by Franchisee with any obligation or condition in this Agreement, and no custom or practice of the parties at variance with the terms of this Agreement, will constitute a waiver of Franchisor's right to demand exact compliance with any of the terms of this Agreement. Waiver by Franchisor of any particular default will not affect or impair Franchisor's right with respect to any subsequent default of the same or of a different nature; nor will any delay, forbearance, or omission by Franchisor to exercise any power or right arising out of any breach or default by Franchisee of any of the terms, provisions, or covenants of this Agreement affect or impair Franchisor's rights; nor will such constitute a waiver by Franchisor of any rights under this Agreement or rights to declare any subsequent breach or default. Subsequent acceptance by Franchisor of any payments due to it will not be deemed to be a waiver by Franchisor of any preceding breach by Franchisee of any terms, covenants, or conditions of this Agreement.


23.     NOTICES

        Any and all notices, demands and requests required or permitted under this Agreement will be in writing and will be personally delivered with a receipt or mailed by United States certified or registered mail, return receipt requested, postage prepaid, or sent by Airborne Express or other nationally recognized overnight courier service,

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to the respective parties at the following addresses unless and until a different address has been designated by written notice to the other party:


      Notices to Franchisor:            Kiddie Academy Franchising Systems, Inc.
                                        Kiddie Academy Corporate Center
                                        108 Wheel Road
                                        Bel Air, Maryland 21015
                                        Attn: Michael J. Miller, President


      Notices to Franchisee:






        All notices delivered in the foregoing manner will be deemed to have been given at the time the return receipt is executed.


24.     ENTIRE AGREEMENT

        This Agreement, the documents referred to in this Agreement, and the attachments to this Agreement constitute the entire, full, and complete Agreement between Franchisor and Franchisee concerning the subject matter of this Agreement and supersede all prior agreements. No other representation has induced Franchisee to execute this Agreement, and there are no representations, inducements, promises, or agreements, oral or otherwise, between the parties not in this Agreement, which are of any force or effect with reference to this Agreement or otherwise. Except for those permitted to be made unilaterally by Franchisor under this Agreement, no amendment, change, or variance from this Agreement will be binding on either party unless mutually agreed to by the parties and executed by their authorized officers or agents in writing.


25.     SEVERABILITY AND CONSTRUCTION                          6 Sections Follow

                                  Severability                              25.1

        Except as expressly provided to the contrary in this Agreement, each portion, section, part, term and/or provision of this Agreement will be considered severable; and if for any reason a portion, section, part, term, and/or provision in this Agreement is determined to be invalid and contrary to, or in conflict with, any existing or future law or regulation by a court or agency having valid jurisdiction, that will not impair the

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operation of, or have any other effect upon, the other portions, sections, parts, terms, and/or provisions of this Agreement as may remain otherwise intelligible; and the latter will continue to be given full force and effect and bind the parties of this Agreement; and the invalid portions, sections, parts, and/or provisions will be deemed not to be a part of this Agreement.

                           No Rights to Other Parties                       25.2

        Nothing in this Agreement is intended, nor will be deemed, to confer any rights or remedies upon any person or legal entity other than Franchisor or Franchisee, and their respective successors and assigns as may be contemplated by Section 15 of this Agreement.

                       Franchisee's Agreement to be Bound                   25.3

        Franchisee expressly agrees to be bound by any promise or covenant imposing the maximum duty permitted by law which is contained within the terms of any provision of this Agreement, as though it were separately articulated in and made a part of this Agreement, that may result from striking from any of the provisions of this Agreement any portion or portions which a court may hold to be unreasonable and unenforceable in a final decision to which Franchisor is a party, or from reducing the scope of any promise or covenant to the extent required to comply with such a court order.

                                    Captions                                25.4

        All captions in this Agreement are intended solely for the convenience of the parties, and none will be deemed to affect the meaning or construction of any provision of this Agreement.

                                     Gender                                 25.5

        All references in this Agreement to the masculine, neuter, or singular will be construed to include the masculine, feminine, neuter, or plural, where applicable; and all acknowledgments, promises, covenants, agreements, and obligations in this Agreement made or undertaken by Franchisee will be deemed jointly and severally undertaken by all those executing this Agreement on behalf of Franchisee.

                                  Counterparts                              25.6

        This Agreement may be executed in several parts, and each copy so executed will be deemed an original.

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26.     APPLICABLE LAW                                         4 Sections Follow

                      Place of Execution and Governing Law                  26.1

        This Agreement takes effect upon its acceptance and execution by Franchisor in the State of Maryland and will be interpreted and construed under the laws of the State of Maryland, which laws will prevail in the event of any conflict of law; provided, however, that if any of the provisions of this Agreement would not be enforceable under the laws of the State of Maryland, those provisions will be interpreted and construed under the laws of the state in which the premises of the Kiddie Academy Center are located. The parties further acknowledge and agree that this Agreement and the franchise relationship created by this Agreement will not be subject to the provisions of the Maryland Franchise Practices Act unless the Franchised Business is located in Maryland.

                                Consent to Forum                            26.2

        The parties agree that any cause of action by either party against the other and which cause of action is not subject to arbitration provisions provided in Section 27 must be filed in the United States District Court for the District of Maryland or the Circuit Court of Harford County, State of Maryland, and the parties do hereby waive all questions of personal jurisdiction or venue for the purpose of carrying out this provision.

                              Cumulative Remedies                           26.3

        No right or remedy conferred upon or reserved to Franchisor or Franchisee by this Agreement is intended to be, nor will be deemed, exclusive of any other right or remedy in this Agreement or by law or equity provided or permitted, but each will be cumulative of every other right or remedy.

                               Injunctive Relief                            26.4

        Nothing in this Agreement will bar Franchisor's right to apply for injunctive relief against threatened conduct that will cause it loss or damages, under the usual equity rules, including the applicable rules for obtaining restraining orders and preliminary injunctions.

                              Costs of Collection                           26.5

        If Franchisee withholds any monies owed to Franchisor in the absence of a court order permitting the withholding of such monies, Franchisee shall reimburse Franchisor for all reasonable costs incurred by Franchisor in pursuing the collection of the

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withheld monies. These costs shall include, but not be limited to, court costs, reasonable attorneys' fees, the reasonable value of Franchisor's employees' time, witness fees and travel expenses incurred by Franchisor. This obligation will give rise to and remain, until paid in full, a lien in favor of Franchisor against any and all of the personal property, furnishings, equipment, signs, fixtures, and inventory owned by Franchisee and located on the premises operated pursuant to this Agreement.


27.     ARBITRATION                                            3 Sections Follow

                        Nature of Dispute and Procedure                     27.1

        Except for disputes regarding the payment or nonpayment of any amount due under this Agreement to Franchisor (Franchise Agreement -- Section 7) and/or disputes regarding the requirement that Franchisee provide to the public only the approved services and system of Franchisor or any specification and standard operating procedure thereof (Franchise Agreement -- Section 6), all disputes and claims relating to any provision of this Franchise Agreement (including, without limitation, any claim that any provision of this Franchise Agreement is illegal or otherwise unenforceable or voidable under any law or ruling) shall be settled by arbitration in Baltimore City, Maryland in accordance with the United States Arbitration Act (9 United States Code, Section 1, et seq.) and the Rules of the American Arbitration Association relating to the arbitration of disputes arising under franchise agreements, if any; otherwise, the general rules of commercial arbitration. All awards of the arbitration shall be binding and non-appealable except as otherwise provided in the United States Arbitration Act. Judgment upon the award of the arbitrator may be entered in any court having jurisdiction thereof. During the pendency of arbitration proceeding hereunder, Franchisee and Franchisor shall fully perform their obligations under this Agreement.

                   Time of Demand and Statute of Limitations                27.2

        If the aggrieved party fails to give written notice to the other requesting arbitration under this section within ninety (90) days after the action or event giving rise to the dispute, any claim of said party relating to the dispute shall be deemed barred unless prohibited by law and no further relief, whether by way of arbitration or action or defense in any court, shall be permitted.

                   Specific Enforcement and Injunctive Relief               27.3

        Nothing herein, including without limitation the provisions of this
Section 27, shall bar Franchisor or Franchisee's right to obtain specific performance of the

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provisions of this Agreement and injunctive relief against threatened conduct that will cause it loss or damage under customary equity rules, including applicable rules for obtaining restraining orders and preliminary injunctions.


28.     ACKNOWLEDGMENTS                                        3 Sections Follow

                           Independent Investigation                        28.1

        Franchisee has conducted an independent investigation of the Franchised Business and recognizes that the business venture contemplated by this Agreement involves business risks and that its success will be largely dependent upon the ability of Franchisee as an independent businessperson. Franchisor expressly disclaims the making of, and Franchisee acknowledges that Franchisee has not received, any warranty or guarantee, express or implied, as to the potential volume, profits, or success of the business venture contemplated by this Agreement.

                             Receipt of Disclosure                          28.2

        Franchisee acknowledges receipt of a copy of the complete Kiddie Academy Franchise Agreement, the Attachments to this Agreement, and agreements relating to this Agreement at least five (5) business days prior to the date on which this Agreement was executed. Franchisee further acknowledges receipt of the disclosure document required by the Trade Regulation Rule of the Federal Trade Commission entitled "Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures" at least ten (10) business days prior to the date on which this Agreement was executed.

                             Opportunity to Consult                         28.3

        Franchisee has read and understood this Agreement, the Attachments to this Agreement, and any agreements relating to this Agreement, and Franchisor has accorded Franchisee ample time and opportunity to consult with advisors of Franchisee's own choosing about the potential benefits and risks of entering into this Agreement.

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

        IN WITNESS WHEREOF, the parties to this Agreement have duly executed and delivered this Agreement, under seal, on the day and year first above written.



WITNESS/ATTEST:                        KIDDIE ACADEMY
                                       FRANCHISING SYSTEMS, INC.


                                       By:                                (SEAL)

                                       Title:

                                       Effective Date:                  , 19
                                       (Refer to Section 26.1.)



WITNESS/ATTEST:                        FRANCHISEE



                                       By:                                (SEAL)

                                       Title:

                                       Date:                            , 19


                       [Signatures Continued on Next Page]

     In consideration of, and as an inducement to, the execution by Kiddie Academy Franchising Systems, Inc. ("KAFS") of this Agreement, each undersigned hereby personally and unconditionally (1) guarantees to KAFS and its successors and assigns, for the term of the franchise and thereafter as provided in this Agreement, that Franchisee shall punctually pay and perform each and every undertaking, agreement and covenant set forth in the Agreement, and (2) agrees to be personally bound by, and personally liable for the breach of, each and every provision in this Agreement.




                                                                         (SEAL)
WITNESS                                GUARANTOR

                                       Name:

                                       Address:





                                                                         (SEAL)
WITNESS                                GUARANTOR


                                       Name:
                                       Address:

                    KIDDIE ACADEMY FRANCHISING SYSTEMS, INC.

                              FRANCHISE AGREEMENT



                        Exhibit A to Franchise Agreement

        The location of Franchisee's Kiddie Academy Center is:





                                          Franchisor's Initial





                                          Franchisee's Initial